Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in Registration Statement Nos. 333-145489, 333-133702, and 333-152720 on Form S-8 of our reports dated April 30, 2009, relating to (1) the consolidated financial statements of  Taleo Corporation and subsidiaries (collectively, the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of an accounting principle related to income taxes and the restatement of the 2007 and 2006 consolidated financial statements) and (2) the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 30, 2009